EXHIBIT 10(a)(1)

                              EMPLOYMENT AGREEMENT


      AGREEMENT made and entered into as of May 1, 1998 (the "Agreement") by and between TEXFI INDUSTRIES, INC., a Delaware corporation with offices at 5400 Glenwood Avenue, Raleigh, North Carolina ("Texfi" or the "Company") and ROBERT
P. AMBROSINI ("Ambrosini").

                            W I T N E S S E T H :

      WHEREAS, Texfi desires to employ Ambrosini and to enter into the Agreement embodying the terms of such employment; and
      WHEREAS, Ambrosini desires to accept such employment and to enter into the Agreement;
      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree that the following provisions shall constitute the Agreement:

      1. Employment. Texfi hereby employs Ambrosini and Ambrosini hereby accepts employment with Texfi for the term set forth in Section 2 below, and upon the other terms and conditions hereinafter stated.

      2. Term. Unless otherwise terminated as hereinafter provided, the term of the Agreement shall commence on May 1, 1998, and shall continue through April 30, 2001.

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      3. Position, Duties, Responsibilities, Extent of Services.

         3.1. Position. It is intended that, at all times during the term of the Agreement, Ambrosini shall serve as Chief Financial Officer and Executive Vice President of Texfi. In accordance with such position, he is hereby granted appropriate responsibilities, duties and authorities, subject to the direction of the Chief Executive Officer and the President and Chief Operating Officer of the Company.

         3.2. Extent of Services. During his employment under this Agreement, Ambrosini shall devote his full time and attention to the business and affairs of Texfi; provided, however, that nothing in this Agreement shall preclude Ambrosini from engaging in charitable and civic activities or from managing his personal investments so long as such outside activities do not unreasonable interfere with the performance of his duties and responsibilities under this Agreement.

      4. Salary. For services rendered by him under this Agreement, Ambrosini shall receive a base salary at the annual rate of $225,000 (the "Base Salary"), payable at least in equal monthly installments, or such other amount as Texfi and Ambrosini may agree to from time to time

      5. Bonus. Ambrosini will be eligible to participate in the Texfi Executive Incentive Bonus Program - fiscal annual bonus opportunity of up to 75% of base salary. Ambrosini is guaranteed a fiscal 1998 (11/1/97 - 10/31/98) bonus of $50,000 for the six-month period 5/1/98-10/31/98, which will be considered earned as of November 1, 1998 and will be paid on December 1, 1998. Thereafter, the actual incentive bonus amount will be based upon the performance of Texfi for the year.

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         5.1. Stock Options. Texfi hereby grants to Ambrosini stock options of the Company in the amount of 35,000 shares of common stock. Such options shall expire on a date five (5) years from the date of this Agreement.

      6. Employee Benefit Plans. Ambrosini will be provided employee benefit programs comparable to those being provided by Texfi to senior executive officers during the term of the Agreement.

      7. Reimbursable Expenses.

         7.1. Business Expenses. During the term of his employment hereunder, Ambrosini shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by Texfi for its senior executive officers) in performing services hereunder, provided Ambrosini properly accounts therefor.

         7.2. Automobile. During the term of this employment hereunder, Texfi will pay to Ambrosini an automobile allowance of $500 per month.

      8. Termination of Employment.

         8.1. Death. In the event of the death of Ambrosini during the during the term of this Agreement, the following payments shall be made to his designated beneficiary or, in the absence of such designation, to his estate:
(a) his Base Salary, as provided in Section 4, through the end of the month in which death occurs, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.


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         8.2. Long-Term Disability. In the event that Ambrosini shall suffer an illness or mental or physical disability or incapacity of such a nature, degree or effect that he is unable to perform his duties hereunder for a continuous period of six (6) months or for shorter periods aggregating six (6) months within any 12-month period, the Company, at its sole option, may terminate his employment and this Agreement. Upon such termination, Ambrosini shall be entitled to payment of (a) his Base Salary, as provided in Section 4, through the end of the pay period in which the termination occurs, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.

         8.3. For Cause. The Company shall have the right to terminate the employment of Ambrosini and this Agreement for "cause." For purposes of this Agreement, "cause" shall mean: (i) Ambrosini's willful and continued failure to perform substantially his duties under this Agreement (other than by reason of illness or mental or physical disability or incapacity) for more than 60 days after a written demand for substantial performance is delivered to him by the Board of Directors of the Company; which demand specifically identifies the manner in which Ambrosini has not substantially performed his duties; (ii) theft or misappropriation by Ambrosini of assets of the Company; or (iii) actions by Ambrosini which constitute an act of moral turpitude or that materially injure the Company. If Ambrosini's employment is terminated for cause, he shall be entitled to his Base Salary, as provided in Section 4, through the end of the pay period in which the termination occurs.

         8.4. Without Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate Ambrosini's employment and this Agreement at any time and for whatever reason(s) it deems appropriate. In the event such termination by the Company

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occurs and is not due to disability pursuant to Section 8.2 or for cause pursuant to Section 8.3, Ambrosini shall be entitled to payment of (a) his Base Salary, as provided in Section 4, for the greater of six (6) months from the date of termination or the remaining term of this Agreement, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.

         8.5. Voluntary Termination. Ambrosini may voluntarily terminate his employment with the Company on at least 60 days' written notice.

      9. Acceleration of Stock Options. All outstanding and unexpired stock options held by Ambrosini that are not then exercisable shall become exercisable, in whole or in part, for a period of sixty (60) days following termination of employment pursuant to Section 8.4.

      10. Covenants Not to Compete.

         10.1. Competition; Soliciting Customers. Ambrosini promises and agrees that, until the later of (a) the termination of the Agreement or (b) the expiration of any salary payments made to Ambrosini pursuant to Section 8.4, he will not, directly or indirectly:

                  (i) own, manage, operate, control, be employed by, render
            advisory services to, participate in or be connected in any way with any management or control of any business in the United States that is engaged in competition with Texfi or any of its subsidiaries or affiliates in the commission dying and finishing of textile products or the manufacture and/or sale of textile products of the same or a like nature to the products of Texfi and its subsidiaries, or

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                  (ii) influence or attempt to influence any customer of Texfi or any of its subsidiaries or affiliates to divert its purchases of woven or knit fabrics or other products to any individual, partnership, firm, corporation or other entity then in competition with Texfi or any of its subsidiaries or affiliates.

For purposes of this Section 10.1, "competition with Texfi or any of its subsidiaries or affiliates" shall mean direct competition for customers of textile products or services in any geographic area in which Texfi or any of its subsidiaries or affiliates is engaged, directly or indirectly, in selling or attempting to sell such products or services.

         10.2. Soliciting Employees; Interference. Ambrosini promises and agrees that, for a period of one (1) year after the later of (a) the termination of the Agreement, or (b) the expiration of any salary payments made to Ambrosini pursuant to Section 8.4, he will not, directly or indirectly:

                  (i) Solicit any employee of Texfi or any subsidiary or
            affiliate of Texfi, who earned annually $25,000 or more as an employee during the last six months of Ambrosini's employment by Texfi, to work for any business, individual, partnership, firm, corporation or other entity then in competition with the business of Texfi or any of its subsidiaries or affiliates; or

                  (ii) Wrongfully interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Texfi and any other party, including without limitation any supplier, distributor, lessor or lessee, licensor or licensee.

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         10.3. Scope. Ambrosini acknowledges and agrees that the covenants set forth in Sections 10.1 and 10.2 shall be enforceable in accordance with their terms notwithstanding any termination of the Agreement or his employment by Texfi, for any reason whatsoever, including without limitation, the termination of his employment under the circumstances described in Sections 8.3, 8.4, and 8.5; and the obligations set forth in Sections 10.1 and 10.2 shall continue as therein provided irrespective of whether payments are required by Texfi to Ambrosini under the Agreement except that Ambrosini shall not be bound by said covenants if Texfi fails to make any payments which, under the terms of the Agreement, it has agreed to make to Ambrosini after the termination of his employment.

         10.4. Savings Clause. It is the desire and intent of the parties that the provisions of Sections 10.1 and 10.2 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Sections 10.1 and/or 10.2 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all other portions shall continue in full force and effect.

      11. Confidential Information; Rights to Materials.

         11.1. Confidential Information. Ambrosini agrees not to disclose, either while in Texfi's employ or at any time thereafter to any person not employed by Texfi, or engaged to render services to Texfi, any confidential and/or proprietary information of Texfi obtained by him while in the employ of Texfi, including, without limitation, any of Texfi's methods, processes, techniques, shop practices, formulae, research data, marketing and sales information, personnel data, customer lists, financial data, plans, and all other know-how, trade secrets and proprietary information of


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Texfi; provided, however, that this provisions shall not preclude Ambrosini from use or disclosure of information known generally to the public (other than information known generally to the public as a result of a violation of this
Section 11.1 by Ambrosini), from use or disclosure required by law or court order, or from disclosure appropriate and in the ordinary course of carrying out his duties and authorities hereunder (e.g., disclosure to Texfi's outside accountants, bankers or trade creditors of financial data properly requested by such persons).

         11.2. Rights to Materials. Ambrosini also agrees that, upon termination of his employment for whatever reason, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors, any records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, specifications, and the like (or any copies thereof) relating to the business of Texfi.

      12. Assignment by Texfi. This Agreement shall be binding upon and shall inure to the benefit of Texfi or any corporation or other entity to which Texfi may transfer all or substantially all of its assets and business (by operation of law or otherwise) and to which Texfi may assign this Agreement, in which case "Texfi," as used herein, shall mean such transferee corporation or other entity.

      13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and judicial decisions of the State of North Carolina.

      14. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties hereto with respect to the employment of Ambrosini by the Company and supersedes all prior understandings and agreements between the parties, whether oral or in writing.

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      15. Amendment; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Ambrosini and by an officer of the Company duly authorized to sign by the Board of Directors of the Company. No waiver by either party hereto of any breach by the other of any provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision at the same time or at any prior or subsequent time.

      16. Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      17. Withholding. Anything herein to the contrary notwithstanding, all payments made by the Company hereunder shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 1st day of May, 1998.

                                       TEXFI INDUSTRIES, INC.

                                       By:  /s/ Andrew J. Parise, Jr.
                                            ----------------------------
                                            President


                                       /s/ Robert P. Ambrosini
                                       ----------------------------
                                       Robert P. Ambrosini




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